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                                                                    Exhibit 23.2



               Consent of Ernst & Young LLP, Independent Auditors


We consent to the reference to our firm under the caption "Experts" in the Registration Statement (Form S-4) and related Prospectus of Precision Castparts Corp. for the registration of $200,000,000 Precision Castparts Corp. 8.75% Senior Notes due 2005 and to the incorporation by reference therein of our report dated June 23, 1999, with respect to the consolidated financial statements of Wyman-Gordon Company, Inc. for the year ended May 31, 1999, included in Precision Castparts Corp.'s Form 8-K dated December 8, 1999, as amended February 7, 2000, filed with the Securities and Exchange Commission.


                                          /s/ERNST & YOUNG LLP


March 30, 2000
Boston, Massachusetts